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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

      COLLABORATIVE ANNOUNCES CLOSING OF SALE TO WEST AND CHANGE OF NAME,
                                 TICKER SYMBOL

Cleveland, Ohio, April 20, 1999...Collaborative Clinical Research, Inc. (NASDAQ:
CCLR) announced today that the sale of its Clinical Business to West Pharmaceutical Services, Inc. has closed. As approved at the special meeting of shareholders on April 14, 1999 the company will change its name to DataTRAK International, Inc. The new NASDAQ ticker symbol will be "DATA" and will be active beginning with the opening of the market on April 21, 1999.

The Company provides a suite of electronic data capture (EDC) software products known as DataTRAK EDC(TM) and related services to the pharmaceutical, biotechnology, and medical device industries. DataTRAK EDC(TM) was developed in order to deliver clinical research data from investigative sites to sponsors faster and more efficiently than conventional manual methods. DataTRAK EDC(TM) can be deployed worldwide in either a distributed platform using laptops or in a centralized server "thin client" environment using the Internet. DataTRAK EDC(TM) software and its earlier versions have successfully supported more than 30 clinical studies encompassing over 500 clinical sites and 17,000 patients. DataTRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany.

         The statements made in this release are forward looking statements. Factors that may cause actual results to differ materially from those in the forward looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DataTRAK EDC(TM) software; the development and fluctuations in the market for electronic data capture technology; the degree of the Company's success in obtaining new contracts; the timing of payments from sponsors and the timing of sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company's DataTRAK business and operations; and general economic conditions. In addition, the Company's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.


CONTACT:

Jeffrey A. Green, Pharm.D., FCP                 Terry C. Black
Chief Executive Officer                         Chief Financial Officer
DataTRAK International, Inc.                    DataTRAK International, Inc.
216/491-9930                                    216/491-9930